Exhibit 99.6

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D  in respect of the common stock, $0.0001 par value of Alexza Pharmaceuticals, Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

EXECUTED this 26th day of February, 2016.

GRUPO FERRER INTERNACIONAL, S.A.

/s/ Jorge Ramentol Massana
JORGE RAMENTOL MASSANA Chief Executive Officer

SERGIO FERRER-SALAT

/s/ Sergio Ferrer-Salat